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                                                                    EXHIBIT 99.1

                  CARDIOGENESIS AND PLC SETTLE PATENT DISPUTE

SUNNYVALE, Calif., Jan. 6 - CardioGenesis Corporation (Nasdaq:CGCP) and PLC Medical Systems, Inc., a subsidiary of PLC Systems Inc. (Amex:PLC), announced today that they have settled all patent litigation between the companies, both in the U.S. and in Germany, with respect to PLC's U.S. Patent No. 5,125,926 and related international patents (PLC patents) for laser synchronization technology used in transmyocardial revascularization (TMR) procedures.

     Under the Settlement and License Agreement signed by the parties today, PLC grants CardioGenesis a non-exclusive worldwide license to the PLC patents. CardioGenesis will pay PLC a license fee, and minimum royalties, totaling $2.5 million over an approximately forty-month period, with a running royalty credited against the minimums. CardioGenesis will take a charge to earnings of approximately $2.3 million in the fourth quarter of 1998 as the present value of the license fee and minimum royalties. Other financial terms were not disclosed.

     The Settlement and License Agreement does not apply to any products or technology that do not utilize the PLC patents nor does the agreement provide PLC rights to any CardioGenesis intellectual property. With respect to the previously announced pending business combination of CardioGenesis with Eclipse Surgical Technologies, Inc., neither Eclipse nor its products were the subject of the dispute. Eclipse TMR products do not use synchronization technology.

     CardioGenesis Corporation, based in Sunnyvale, Calif., develops, manufactures and markets proprietary systems including disposable products, to perform intraoperative transmyocardial revascularization, catheter-based percutaneous myocardial revascularization, and thoracoscopic transmyocardial revascularization, to treat patients afflicted with debilitating angina. CardoGenesis catheter systems and probes deliver laser energy to create channels in oxygen-deprived (ischemic) regions of the heart muscle (myocardium). CardioGenesis holds patents for systems and method of percutaneous myocardial revascularization, and transmyocardial revascularization, and has a number of patent applications pending worldwide. For more information on the company and its products, visit the CardioGenesis website at www.cardiogenesis.com.

     CONTACT: Allen W. Hill, President and CEO, or Richard P. Powers, Executive Vice President and CFO, 408-328-8500, both of CardioGenesis; or general information, Ann Trunko, or analysts, Kate Rajeck, 415-986-1591, both of The Financial Relations Board